                                                            FOR IMMEDIATE RELEASE

                                                            July 27, 2010

Norfolk Southern reports second-quarter 2010 results

For second quarter 2010 vs. second quarter 2009:

·          Railway operating revenues increased 31 percent to $2.4 billion.

·          Income from railway operations improved 57 percent to $733 million.

·          Net income increased 59 percent to $392 million.

·          Diluted earnings per share rose 58 percent to $1.04.

·          The railway operating ratio improved by 5 percentage points to 69.8 percent, resulting in a second-quarter record.

NORFOLK, VA. - Norfolk Southern Corporation (NYSE: NSC) today reported second-quarter 2010 net income of $392 million, an increase of 59 percent, compared with $247 million for second-quarter 2009. Diluted earnings per share were $1.04, up 58 percent, compared with $0.66 per diluted share earned in the second quarter of 2009.

            "Norfolk Southern delivered strong financial results in the second quarter, based on continuing operating leverage," said CEO Wick Moorman. "This is our fourth straight quarter of volume growth, and we are optimistic about continued year-over-year increases in rail traffic. W e remain focused on reinforcing the safety and quality of our franchise, improving operational efficiency and service, and supporting future business growth."

Second-quarter railway operating revenues improved 31 percent to $2.4 billion, compared with the second quarter of 2009, primarily as the result of a 22 percent increase in traffic volume.

General merchandise revenues were $1.3 billion, 31 percent higher compared with second-quarter 2009 results. Coal revenues increased 36 percent to $696 million compared with the same period last year. Intermodal revenues were $451 million, 23 percent higher compared with the second quarter of 2009.

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Railway operating expenses for the quarter were $1.7 billion, 22 percent higher compared with the same period of 2009, primarily due to higher compensation and benefits, and fuel expenses. Income from railway operations improved 57 percent to $733 million in the second quarter compared with the same period last year.

The railway operating ratio was 69.8, a second-quarter record, and an improvement of 5 percentage points compared with 74.8 percent during second-quarter 2009.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers.   Norfolk Southern operates the most extensive intermodal network in the East and is a major transporter of coal and industrial products.

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Norfolk Southern contacts:

(Media) Frank Brown, 757-629-2710 (fsbrown@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)